UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2026

AIM IMMUNOTECH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-27072	52-0845822
(state or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2117 SW Highway 484, Ocala, FL	34473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 448-7797

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIM	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, AIM ImmunoTech Inc. (the “Company”) entered into that certain warrant exercise inducement offer letter agreement, dated May 7, 2026 (the “Inducement Letter”) with holders (the “Holders”) of (i) Class A and Class B warrants to purchase common stock, par value $0.001 per share (the “Common Stock”), of the Company, issued on May 31, 2024; (ii) Class C and Class D Common Stock purchase warrants issued on September 30, 2024; and (iii) Class E and Class F Common Stock purchase warrants issued on July 31, 2025 (collectively, the “Existing Warrants”). Pursuant to the Inducement Letter, the Holders agreed to exercise the Existing Warrants for cash certain of their Existing Warrants to purchase an aggregate of 7,451,920 shares of Common Stock at a reduced exercise price of $0.48 per share (the “Reduced Exercise Price”) in exchange for the Company’s agreement to issue new Class H warrants to purchase an aggregate of up to 14,903,840 shares of Common Stock (the “Inducement Warrants”) at an exercise price of $0.60 per share, exercisable on or after the Stockholder Approval Date (as defined in the Inducement Letter) for a period of five years (the “Inducement Transaction”).

On May 8, 2026, the Company closed the Inducement Transaction and received aggregate gross proceeds of approximately $3.6 million and issued the Inducement Warrants.

Ladenburg Thalmann & Co. Inc. acted as placement agent (the “Placement Agent”) in connection with the Inducement Transaction and received a cash fee of approximately $285,000, equal to 8.0% of the aggregate gross proceeds, $50,000 for expenses incurred in connection with the offering, and approximately $26,000, representing a management fee equal to 0.75% of the aggregate gross proceeds. The Company also issued to the Placement Agent warrants (the “Placement Agent Warrants”) to purchase up to 6.0% of the aggregate number of shares of Common Stock issued upon exercise of the Existing Warrants pursuant to the Inducement Letter (the “Placement Agent Warrant Shares”). The Placement Agent Warrants have substantially the same terms as the Inducement Warrants, except that the Placement Agent Warrants will be exercisable until the five-year anniversary of the date of issuance, will have an exercise price equal to 125% of the Reduced Exercise Price, and will include piggyback registration rights that are triggered if there is not an effective registration statement covering all of the Placement Agent Warrant Shares while the Placement Agent Warrants are outstanding.

The Company issued the Inducement Warrants and the Placement Agent Warrants pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(a)(2). Neither such warrants nor the shares of Common Stock underlying the warrants have been registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

The Placement Agent Warrant is attached hereto as Exhibit 4.1. The description of the terms of the Placement Agent Warrant is not intended to be complete and is qualified in its entirety by reference to such exhibit.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy securities of the Company.

Item. 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Placement Agent Warrant

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIM ImmunoTech Inc.

Dated: May 12, 2026	/s/ Thomas K. Equels
Thomas K. Equels, CEO